EMPLOYMENT AGREEMENT

     This AGREEMENT is made and dated as of the 19th day of April, 2013, between U.S. GEOTHERMAL, INC. (“Company”) and DENNIS GILLES (“Executive”).

WHEREAS:

A.	The Company is in the business of developing and operating geothermal power generation facilities;

B.	The Executive is a senior executive with extensive industry experience and the Company wishes to engage Executive as its Chief Executive Officer;

C.	The Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

D.

In Consideration of the Executive’s employment with the Company, the Company desires to provide the executive with certain compensation and benefits as set forth in this Agreement in order to ameliorate the financial and career impact on the executive in the event the Executive’s employment with the Company is terminated for a reason related to, or unrelated to, a Change in Control of the Company.

E.	The Company and the Executive (the “Parties”) wish to enter into this written employment agreement (“Agreement”).

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1. DEFINITIONS

Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule “A” of this Agreement.

2. EMPLOYMENT

2.1 Position and Duties. The Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its Chief Executive Officer during the Term subject to the general supervision, advice and direction of the Company’s Chairman of the Board (“Chairman”) and the Company’s Board of Directors (“Board”), and subject to the terms and conditions of this Agreement. The Executive’s authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for his position, including without limitation: supervising and managing all aspects of the Company’s businesses; further developing, refining and implementing the Company’s strategic growth plans; and overall responsibility for the Company’s operations. Executive shall also perform such other services and duties as the Chairman or Board may from time-to-time lawfully assign or communicate to the Executive on behalf of the Company by the Board.

2.2 Term. The initial term of employment pursuant to this Agreement shall be from April 19, 2013 (the “Effective Date”) and this Agreement shall remain in full force and effect until the earlier of April 18, 2015 or until Executive’s employment is terminated in accordance with Section 4 of this Agreement. This Agreement will automatically renew at the end of the initial term and at the end of each subsequent term, for an additional one (1) year term unless either party gives written notice of non-renewal to the other at least ninety (90) days prior to the expiration of the then current term. The initial term of this Agreement and any subsequent one year extensions(s) will be referred to as the “Term”.

2.3 Service.

During the term the Executive shall:

(a)	well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

(b)

devote appropriate working time to his employment hereunder, and while engaged in his employment will have the authority and duty to perform and carry out such duties and responsibilities as are customarily carried out by persons holding similar positions in other renewable energy companies of comparable size to the Company and such additional and related duties as may from time to time be assigned, delegated, limited , or determined by the Board of Directors; and

(c)	comply in all material respects with any Company policies that may apply to the Executive from time to time.

During the term, and after Executive’s employment with the Company ends, the Company shall:

(d)

defend and indemnify Executive in connection with legal claims, lawsuits, causes of action, or liabilities asserted against him arising out of or related to his employment with the Company to the maximum extent legally permitted by the Company’s and its subsidiaries’ and affiliates’ articles of Incorporation or Bylaws, including their directors and officers insurance policies, with such defense and indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company will also provide the Executive with an advance for any expenses in connection with such defense and/or indemnification.

3. COMPENSATION AND BENEFITS

3.1 Salary. The Company shall pay to the Executive an annual base salary of Three Hundred Seventy Five Thousand Dollars ($375,000.00) (“Base Salary”) payable in accordance with the Company’s regular payroll practices, as established from time to time or on such other basis as mutually agreed between the Company and the Executive. The Base Salary will increase to Four Hundred Ten Thousand Dollars ($410,000.00) (“Second Year Base Salary”) effective on the one year anniversary of the Effective Date, which salary shall remain in place as a minimum salary during all successive periods that follow as a result of automatic extension noted in Section 2.2, if applicable.

3.2 Bonus at Signing. Executive shall receive a signing bonus (the “Signing Bonus”) of One Hundred Thousand Dollars ($100,000.00) payable in cash or in a combination of Stock and cash within two (2) weeks following completion of Probationary Period. If any portion of the bonus is satisfied through the grant of stock, then the company shall gross up the number of shares of stock granted so that the value of the of stock received by Executive net of taxes due on same, plus the gross amount of the cash portion of the bonus, equal $100,000.

3.3 Initial Equity at Signing. Executive shall receive an award of Three Hundred Thousand (300,000) shares of the Company’s Restricted Stock on the Effective Date of this Agreement. Restricted Stock will vest one year after the Effective Date of this Agreement.

3.4 Stock Options at Signing. Executive shall receive a stock option grant on the Effective Date of this Agreement in compliance with the Stock Option Plan. The grant shall be for options to acquire One Million, Two Hundred Fifty Thousand (1,250,000) shares of Company Stock in accordance with the Stock Option Plan. Options will be priced at the price of the company stock at the close of the market on the Effective Date of this agreement. These options shall be exercisable, once vested, until the earlier of the tenth anniversary of the Effective Date of this Agreement and the latest date permitted under the Stock Option Plan. Vesting of the options shall be as set forth in Schedule A under “Options Vesting.”

3.5 Annual Bonus. The Executive shall be eligible to earn an annual bonus (“Annual Target Bonus”) on the annual anniversary of this Agreement. The target bonus amount will be 100% of the Executive’s annual base salary. Annual Bonus will be a combination of cash and Restricted Stock, with no more than half of the Bonus paid will be in the form of Restricted Stock. The actual Bonus amount to be subject to discretion of the Board and Compensation Committee.

3.6 Annual Stock Option Award. On the last day of the first year of this Agreement, the Executive shall receive an award of options to acquire shares of the Company Stock with a target value equal to 35% of the Executive’s then current annual salary. Stock Option awards shall be in accordance with the Stock Option Plan, and priced at the close of the market applicable for the date they are granted. On subsequent yearly anniversaries, the Executive will be eligible to receive stock option awards at a similar level, with the actual amount determined at the discretion of the Board. Options granted to Executive during his employment shall have a term of five years. Vesting of options granted to Executive shall be as set forth in Schedule A under “Options Vesting.”

3.7 Group Benefits. The Executive (and his immediate family consisting of spouse and children as applicable) will be eligible to participate in the Company's employee health insurance, dental insurance, retirement and any other employee benefit plans, provided that such participation will be subject to all terms and conditions of such plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions or other similar conditions and limitations). The introduction and administration of the employee benefit plans is within the Company's sole discretion, and the Executive agrees that the introduction, deletion or amendment of any of the benefits shall not constitute a breach of this Agreement.

3.8 Vacation. The Executive will be entitled to five (5) weeks of paid vacation within each twelve (12) month period under the terms of this Agreement, to be calculated from the effective date of this Agreement. The timing of vacation will be subject to the Company's business needs at the time.

3.9 Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses incurred in connection with the Executive's employment within a reasonable time after receipt of the appropriate invoice or other documentation reasonably required by the Company related to such expenses. The Executive shall also be reimbursed for the cost of travel between the Company office in Boise, Idaho and the Executive’s home, allowing for weekly round trip travel the first 3 months of this Agreement and for two round trips per month thereafter. All expenses paid or reimbursed to the Executive under this Section 3.9 are subject to all of the following conditions:

(a)	The payment or reimbursement must be made no later than the end of the calendar year following the year in which the expense was incurred;

(b)	The Executive does not have a right to receive from the Company any other benefit or payment in lieu of the payment or reimbursement of the expense;

(c)	Payments or reimbursements of any expense in one calendar year may not affect the payment or reimbursement made in another year; and

(d)

If the Executive is a Specified Employee and the payment or reimbursement is subject to and not exempt from Code Section 409A, payments will be delayed and not be made during the first six months following the termination of employment.

3.10 Life Insurance. Until the earlier of expiration or termination of this Agreement, the Company will provide the Executive, at the Company’s expense, a $1,000,000 life insurance policy that names the Gilles Family Trust as the beneficiary in the event of the death of the Executive.

3.11 Other Perquisites. Until the earlier of expiration or termination of this Agreement, the Company agrees to pay all reasonable costs associated with professional membership dues incurred by the Executive related to the Executive's employment.

3.12 Office Space. Until the earlier of expiration or termination of this Agreement, the Company will provide office space for use by the Executive in its executive offices in Boise, Idaho.

3.13 Relocation Cost Reimbursement. Company agrees to provide the Executive relocation cost reimbursement up to a maximum amount of $35,000. Eligible costs will include all costs incurred by the employee or family related to establishing and maintaining housing and transportation in Boise, Idaho, prior to and thru the Term of this Agreement, including all travel expenses to/from Boise incurred by family members, temporary housing, and related costs.

3.14 Legal and Tax Advice. Company agrees to reimburse the Executive for any costs the Executive incurs in connection with the review, preparation and negotiation of this Agreement (and any drafts) by his legal counsel and/or tax advisors.

4. TERMINATION OF EMPLOYMENT

4.1 Termination by Company for Cause. The Company may terminate Executive’s employment pursuant to this Agreement at any time during the Term with at least fifteen days’ notice. In the event the Company terminates Executive’s employment for “Cause,” Executive shall only be entitled to such compensation as would otherwise be payable to the Executive hereunder through the date of termination, as the case may be.

4.2 Termination by Company Without Cause During Probationary Period. Executive's employment pursuant to this Agreement may be terminated without Cause during an initial sixty (60) day probationary period (“Probationary Period”), upon two (2) weeks’ notice to the Executive. In such event, Executive shall be paid his salary up through the date of termination in accordance with usual payroll practices. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 3.9. If the Executive’s employment is terminated during this Probationary Period, the Company shall not be obligated to pay an unpaid portion of the Signing Bonus noted in Section 3.2, unvested portions of the Initial Equity at Signing issued as part of Section 3.3 will be cancelled, and unvested Stock Options at Signing noted in Section 3.4 will be cancelled.

4.3 Termination by Executive Without Good Reason. Executive's employment pursuant to this Agreement may be terminated by Executive for any reason other than Good Reason by giving the Company sixty (60) days’ notice. In such event, the Executive will be entitled to payment of salary through the date designated in Executive’s notice, plus payment for unused vacation days granted or accrued through the date of termination, payable in accordance with the Company’s usual payroll practices. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 3.9.

4.4 Termination by Executive for Good Reason or by Company Without Cause After Probationary Period. In the event Executive’s employment is terminated either by Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a lump sum payment in an amount equal to one and a half (1.5) times the sum of Executive’s Second Year Base Salary plus Annual Target Bonus. Any payments made under this Section 4.4, in all events, will be paid within 60 days after the date of termination.

4.5 Severance Benefits in Event of Change of Control. In the event Executive’s employment is terminated by Executive for Good Reason or by Company without Cause within the twelve (12) month period following a Change of Control, then Executive shall receive total severance payments equal to three (3.0) times the sum of Executive’s Second Year Base Salary plus Annual Target Bonus. Any payments made under this Section 4.5, in all events, will be paid within 60 days after the Change of Control. If a Change in Control occurs during the 12 month period following termination of Executive’s employment, then in addition to payment(s) pursuant to Section 4.4 above, Executive shall be entitled to a second payment equal to one and a half (1.5) times the sum of Executive’s Second Year Base Salary plus Annual Target Bonus, which shall be paid within 60 days of the Change of Control.

4.6 Vesting of Equity in Event of Termination for Good Reason or Without Cause. If the Executive’s employment under this Agreement terminates for any reason set out in Section 4.4 or 4.5 above, then any outstanding Company Stock Options held by the Executive as of his Termination Date that are not vested and exercisable as of such date shall receive accelerated vesting by the Company and become fully vested, for any portion of the Executive’s stock options, if any, which would have vested and become exercisable within the eighteen (18) month period after the Executive’s Termination Date had Executive’s employment with the Company continued. Such Options (as well as any outstanding stock options that previously became vested and exercisable) will remain exercisable until the expiration of the original term of the option. In addition, with respect to any Restricted Stock representing shares of Company common stock (“Restricted Stock Shares”) held by the Executive that are unvested at the time of his Termination Date, that number of unvested Restricted Stock Shares that would have otherwise vested within the eighteen (18) month period after the Executive’s Termination Date shall vest and settle not later than sixty (60) days following the Termination Date.

4.7 Medical Benefit Continuation. If Executive’s employment pursuant to this Agreement is terminated in accordance with Section 4.4, Executive shall receive a lump sum cash payment equal to the Company’s contribution to the monthly cost of the medical and dental benefits provided to Executive pursuant to Section 3.7 of this Agreement multiplied by twenty-four (24). If Executive’s employment pursuant to this Agreement is terminated in accordance with Section 4.5, the Executive shall receive a lump sum cash payment equal to the Company’s contribution to the monthly cost of the medical and dental benefits provided to Executive pursuant to Section 3.7 of this Agreement multiplied by thirty-six (36). Payment pursuant to this section shall be made at the same time and in the same manner as payments made pursuant to Sections 4.4 and 4.5.

4.8 Handling of Payments Subject to Excise Tax Pursuant to Code Section 4999.

Notwithstanding anything to the contrary in this Section 4, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for in this Section 4, together with any other payments and benefits which the Executive has the right to receive from the Company or its Affiliates (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the severance benefits provided hereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes). The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by the Employer in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with subclause (1) above shall be made by first reducing the cash payments pursuant to this Section, and in any event shall be made in such a manner as to maximize the value of the Aggregate Severance paid to the Executive. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. For purposes of this Section, “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times the Executive's “base amount” for the “base period,” as those terms are defined under Section 280G of the Code.

5. CONFIDENTIAL INFORMATION

5.1 The Executive acknowledges that, by reason of the Executive's employment by the Company, the Executive will have access to Confidential Information of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the “Company” shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

5.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

5.3 The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with the Company. The Executive agrees that, both during his employment with the Company and after the termination of his employment with the Executive, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company.

5.4 The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.5 The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of the Company, including all Confidential Information which is in the Executive's possession or under the Executive's control are the property of the Company and that the Executive will return same and any copies of same to the Company immediately upon termination of the Executive's employment or at any time upon the request of the Company.

6. RESTRICTED ACTIVITIES

6.1 Restriction on Competition. The Executive covenants and agrees with the Company that the Executive will not, without the prior written consent of the Company, at any time during his employment or for a period of twelve (12) months following the termination of the Executive's employment, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a geothermal business anywhere in Oregon, Idaho, Nevada, or the Republic of Guatemala or other jurisdiction in which the Company is carrying on active business which is in Direct Competition with the business of the Company of its subsidiaries. The Company acknowledges that at the time that this Agreement was entered, Executive had informed the Company of his involvement with a current business venture which is not directly competitive with the Company’s business, and Executive shall be permitted to attend to that venture outside of his work time for the Company and his involvement with that venture will not be considered in conflict with this Section 6 or any other provision of this Agreement.

6.2 Restriction on Solicitation. The Executive shall not, at any time during his employment or for a period of twelve (12) months after the termination of the Executive's employment, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company to leave such employment; or

(b)

any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Executive's employment a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

7. ENFORCEMENT

     The Executive acknowledges and agrees that the covenants and obligations under this Agreement, including Sections 5 and 6, are reasonable, necessary and fundamental to the protection of the Company's business interests, and the Executive acknowledges and agrees that any breach of this Agreement by the Executive would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to this Agreement and in particular in Sections 5 or 6, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit in addition to rights the Company may have to damages arising from said breach or threat of breach.

8. REPRESENTATIONS AND WARRANTIES

     The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understating, agreement or commitment, written or oral, express or implied, to which the Executive is currently a party or by which the Executive or the Executive’s property is currently bound.

     The Executive represents and warrants to the Company that the Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Executive’s performance of the covenants, services and duties provided for in this Agreement, other than as noted in Section 6.1 above. The Executive agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that, the forgoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding between Executive and any third party.

     The Executive acknowledges and agrees that the Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the company to the Executive under the terms of this Agreement, and that Employee is solely responsible for the Executive’s compliance with any and all laws applicable to such payments or other consideration.

     The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefit or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to the Executive’s employment with the Company, are withheld or collected from the Executive.

9. GENERAL PROVISIONS

9.1 Cooperation and Assistance. The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

9.2 Use of Likeness. The Executive hereby grants to the Company, its parent, subsidiary and affiliated companies, during the term of the Executive's employment with the Company, and for previously published materials a period of one (1) year after the termination of that employment for any reason, the right to use the Executive's name, likeness and biography in connection with the advertising, sale and/or marketing of the Company's, or its parent or affiliated company's, products or services.

9.3 Severability. If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

9.4 Survival. The Company and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive's employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive's employment or the termination of this Agreement for any reason.

9.5 Effect of Agreement. The provisions of this Agreement constitute the entire employment agreement between the Parties and it supersedes and cancels all previous communications, representations and agreements, whether oral or written, between the Parties with respect to the Executive's employment by the Company. In consideration of the Company entering into this Employment Agreement, the Executive hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions arising or which may arise now or hereafter in connection with any claim by the Executive in respect of any prior written or oral employment contracts or arrangements between the Executive and Company that pre-date the date of execution of this Employment Agreement.

9.6 Amendment. This Agreement may not be amended or modified except by written instrument signed by the Company and the Executive.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of United States applicable therein, which shall be deemed to be the proper law hereof. The Parties hereby attorn to and submit to the jurisdiction of the courts of Idaho.

9.8 Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

9.9 Affiliated Corporations. The Executive acknowledges and agrees that all of the Executive's covenants and obligations to the Company, as well as the rights of the Company under this Agreement shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company. The Executive acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between the Executive and the Company.

9.10 Legal Advice. The Executive acknowledges this Agreement has been prepared by the Company and that the Executive has had sufficient time to review these documents thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of these documents prior to their execution. By signing these documents, the Executive represents and warrants that he has read and understood these documents and that he executes them of his own free will and act.

9.11 409A Tax Compliance. This Agreement is designed and intended to be applied in a manner that does not result in any additional income taxes to the Executive under Code Section 409A or an inclusion in income under Code Section 409A(a). All references to Code Section 409A include the regulations thereunder. Each payment is intended to be a separate payment under Code Section 409A. For purposes of this Agreement, the Executive shall be considered to have had a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will perform no further services for the Company and its affiliates after such date or that the level of bona fide services for the Company and its affiliates that Executive is expected to perform is expected to decrease permanently to no more than 20% of the average level of bona fide services that Executive performed since the Effective Date of this Agreement. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Code Section 409A. It is the intent of the parties that the payments in Sections 4.4 and 4.5 comply with either the short term deferral exception or the involuntary termination exception of Code Section 409A; as a result, any payments made under Sections 4.4 and 4.5 will be paid within 60 days after the date of termination. To the extent the payment or portion thereof would be deferred compensation covered by and not exempt from Code Section 409A, the portion of such payment that is so covered and not so exempt shall be paid on the sixtieth day following the payment event, except that if the Executive is a Specified Employee and the payment is paid on account of the Executive’s termination the payment will be paid on the day after the six month anniversary of the date of the Executive’s termination, with the portion exempt from Code Section 409A payable in a lump-sum within sixty days of the payment event.

9.12 Multiple Counterparts and Orignals. The parties may execute this Agreement in counterparts, each of which shall be considered an original, and all of which taken together shall be considered this Agreement. Duplicates of original, executed copies of this Agreement shall have the same legal effect as signed originals.

[signature page follows]

     IN WITNESS WHEREOF the Parties have hereto have duly executed this agreement as of the day and year first above written.

U.S. GEOTHERMAL, INC.

Per: /s/ John H. Walker
Authorized Signatory

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
)
/s/ Douglas J. Glaspey	)
Witness	)
	)	/s/ Dennis Gilles
Douglas J. Glaspey	)	DENNIS GILLES
Name	)
)
1940 S. Teal LN	)
Address	)
)
Boise, ID 83706)
)
)
Engineer	)
Occupation	)

SCHEDULE “A”

DEFINITIONS

The following terms shall have the following definitions:

(a)	“Board” means the Board of Directors of the Company;

(b)

“Cause” has the meaning commonly ascribed to the phrase “cause” or “just cause for termination” at common law and, without limiting the foregoing, includes any of the following acts or omissions by Executive:

	(i)	willful misconduct in the performance of Executive’s duties which is materially injurious to Company;

	(ii)	refusal, without proper reason, to perform his duties after being provided notice within sixty days of any alleged refusal and an opportunity to cure same;

(iii)

committing an act of fraud, embezzlement, or willful breach of a fiduciary duty to Company, or a material breach of this Agreement (including the unauthorized disclosure of confidential or proprietary material information of Company or other violations of Sections 5 or 6);

	(iv)	being convicted of (or pleading no contest to) a crime involving fraud, dishonesty, or moral turpitude or any felony; or

(v)

being convicted of (or pleading no contest to) any violation of U.S. or foreign securities laws or entering into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

No act, or failure to act, on Executive's part shall be considered “willful” unless done, or omitted to be done, by him other than in good faith and without reasonable belief that his action or omission was in the best interest of Company.

(c)	“Change of Control” means an event occurring after the effective date of this Agreement pursuant to which:

(i)

a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company possessing more than 40% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; or,

(ii)

any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 30% or more of the voting rights attached to all outstanding voting securities; public and private placement share offerings are exempt this clause; or,

(iii)

any person, or combination of persons, acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or,

(iv)

Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company; or,

(v)

individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(d)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)

“Confidential Information” means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Executive) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

(i)

any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(ii)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii)

any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal, or any information relating to any geothermal projects in which the Company has an actual or potential interest;

	(iv)	financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

	(v)	any information relating to the present or proposed business of the Company.

(g)	“Direct Competition” means the ownership, development, or advising regarding the same property or property immediately adjacent to one owned by the Company or one of its subsidiaries or affiliates.

(h)

“Good Reason” shall mean any one of the conditions set forth below, provided that Executive must provide notice to the Company within sixty (60) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition, and the termination of employment occurs no later than two years following the initial existence of such condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

	(i)	A material diminution in the Executive’s base compensation; or,

	(ii)	A material diminution in the Executive’s authority, duties, or responsibilities; or,

(iii)

A Material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company; or,

	(iv)	A material diminution in the budget over which the Executive retains authority; or,

	(v)	A material change in the geographic location at which the Executive must perform the services; or

	(vi)	Any other action that constitutes a material breach by the Company of this Agreement;

(i)	For purposes of this Agreement, stock options granted to the Executive shall be subject to “Options Vesting” as follows:

	(i)	25% of stock options granted to executive shall vest as of the date of the grant;

(ii) 25% of stock options granted to Executive shall vest six months after the date of grant;

(iii) 25% of stock options granted to Executive shall vest twelve months after the date of grant; and

(iv) 25% of stock options granted to Executive shall vest eighteen months after the date of grant.

(j)	“Person” means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(k)	“Probationary Period” means a period of Sixty (60) calendar days following the Effective date of this Agreement.

(l)

“Restricted Stock” as used in this Agreement means Restricted Stock granted to Executive by the Company pursuant to an approved equity plan, subject to the terms of the grant and this Agreement. Except as otherwise set forth in this Agreement, Restricted Stock granted to Executive shall vest on the later of one year after the Effective Date of this Agreement or one year after the date the Restricted Stock is granted.

(m)	“Specified Employee” means a specified employee within the meaning of section 409A(a)(2)(B)(i) of the Code.

(n)	“Stock” means the Company’s common stock, which is, as of the Effective Date of this Agreement, publicly traded on the New York Stock Exchange.

(o)

“Stock Option” means an option to purchase shares of Company Stock granted pursuant to the Company’s Stock Option Plan or another plan approved by the Company’s Board of Directors, subject to the terms of such grant and this Agreement. Any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code shall be an incentive stock option; any option not qualifying as an incentive stock option shall be a non-qualified stock option.

(p)	“Stock Option Plan” means the 2009 Stock Incentive Plan for U.S. Geothermal Inc. as amended from time to time, or another plan adopted and approved by the Company’s Board of Directors.”